Exhibit 107

Calculation of Filing Fee Tables

F-3 ASR

(Form Type)

Bancolombia S.A.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Debt securities	(1)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Equity	Preferred Shares, par value of COP 500 each(2)	(1)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Equity	Rights to subscribe for preferred shares	(3)	None	None	None	None	None
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee.
(2)	The preferred shares may be represented by American Depositary Shares (“ADS”), each representing four preferred shares, evidenced by American Depository Receipts (“ADR”), to be issued upon deposit of the preferred shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-127306) filed on August 8, 2005 and on Form F-6 (file No. 333-148651) filed on January 14, 2008, or will be registered pursuant to a further registration statement on Form F-6.
(3)	Includes rights to subscribe for ADSs. No separate consideration will be received for the rights offered hereby.